   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2001

                                             Registration No. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            3TEC ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                63-1081013
(STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                                700 MILAM STREET
                                   SUITE 1100
                              HOUSTON, TEXAS 77002
                                 (713) 821-7100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                 3TEC ENERGY CORPORATION 2001 STOCK OPTION PLAN
     3TEC ENERGY CORPORATION 2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                           (FULL TITLE OF THE PLANS)

                                FLOYD C. WILSON
                                700 MILAM STREET
                                   SUITE 1100
                              HOUSTON, TEXAS 77002
                                 (713) 821-7100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                                With Copies to:

                                David S. Elkouri
                         Hinkle Elkouri Law Firm L.L.C.
                                  301 N. Main
                                   Suite 2000
                           Wichita, Kansas 67202-4820
                                 (316) 267-2000

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
Title of Securities                   Amount to be          Proposed Maximum           Proposed Maximum         Amount of
 to be Registered                    Registered(1)      Offering  Price Per Share   Aggregate Offering Price  Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.02 per share:
Shares subject to outstanding          300,000                 $14.3125(2)               $ 4,293,750            $1,073.44
 options under the 3TEC Energy
 Corporation 2001 Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------------
Shares subject to outstanding           50,000                 $   9.75(3)               $   487,500            $  121.88
 option under the 3TEC Energy
 Corporation 2000 Non-Employee
 Directors' Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------------
Shares subject to outstanding           20,000                 $ 16.625(4)               $   332,500            $   83.13
 options under the 3TEC Energy
 Corporation 2000 Non-Employee
 Directors' Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------------
3TEC Energy Corporation 2001           700,000                 $ 14.41 (5)               $10,087,000            $2,521.75
 Stock Option Plan
-----------------------------------------------------------------------------------------------------------------------------
3TEC Energy Corporation 2000           430,000                 $ 14.41 (5)               $ 6,196,300            $1,549.08
 Non-Employee Directors' Stock
 Option Plan
----------------------------------------------------------------------------------------------------------------------------
Total                                1,500,000                                           $21,397,050            $5,349.28
----------------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to employee benefit plans described herein.

(2) Computed in accordance with Rule 457 (h)(1) under the Securities Act. Such computation is based upon the exercise price of $14.3125 per share covering 300,000 shares to be issued pursuant to outstanding options.

(3) Computed in accordance with Rule 457 (h)(1) under the Securities Act. Such computation is based upon the exercise price of $9.75 per share covering 50,000 shares to be issued pursuant to outstanding options.

(4) Computed in accordance with Rule 457 (h)(1) under the Securities Act. Such computation is based upon the exercise price of $16.625 per share covering 20,000 shares to be issued pursuant to outstanding options.

(5) Computed in accordance with Rule 457 (c) under the Securities Act based on the average of the high ($14.51) and low ($14.31) sales prices for the common stock on October 22, 2001 as reported for such date on the Nasdaq National Market.

                                 EXPLANATORY NOTE

     3TEC Energy Corporation (the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its common stock, par value $.02 per share (the "Common Stock") that may be issued upon the exercise of stock options that have been or may be granted under the 3TEC Energy Corporation 2001 Stock Option Plan ("2001 Plan") and the 3TEC Energy Corporation 2000 Non-Employee Directors' Stock Option Plan ("Directors' Plan") (the 2001 Plan and the Directors' Plan are sometimes referred to together as the "Plans").

     This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the Common Stock issued pursuant to the Plans. The Reoffer Prospectus may be utilized for reofferings and resales of up to 370,000 shares of our Common Stock acquired by certain employees and directors under the Plans. The second part contains information required in the registration statement pursuant to Part II of Form S-8. Information required by
Part I of Form S-8, to be contained in the Section 10(a) prospectus, is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8; however, the Company will send or give the documents containing the information specified in Part I of Form S-8 to participants of the Plans as specified by Rule 428 under the Securities Act.

                               REOFFER PROSPECTUS

                                 370,000 Shares

                                  [3TEC LOGO]

                                  Common Stock

This reoffer prospectus relates to 370,000 shares of our common stock, $0.02 par value per share, which may be offered for sale from time to time by certain of our affiliates (the "Selling Stockholders"). We issued these shares to the Selling Stockholders pursuant to the 3TEC Energy Corporation 2001 Stock Option Plan and the 3TEC Energy Corporation 2000 Non-Employee Directors' Stock Option Plan.

We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale of shares by the Selling Stockholders under this prospectus.

Our common stock is traded on the Nasdaq National Market System under the symbol "TTEN." The last reported sale price for our common stock on the Nasdaq National Market System on October 22, 2001 was $14.40 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT SOME OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Reoffer Prospectus is October 26, 2001.


                                700 MILAM STREET
                                   SUITE 1100
                              HOUSTON, TEXAS 77002
                                 (713) 821-7100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               TABLE OF CONTENTS

                                                                       Page
                                                                       -----
Risk Factors........................................................       2
Available Information...............................................       8
Incorporation of Certain Information by Reference...................       8
About the Company...................................................       9
Forward Looking Statements..........................................      12
Use of Proceeds.....................................................      12
Selling Stockholders................................................      13
Plan of Distribution................................................      13
Legal Matters.......................................................      14
Experts.............................................................      14
Interests of Named Experts and Counsel..............................      14
Indemnification of Officers and Directors...........................      14

     You should rely only on the information contained in this reoffer prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock hereunder. In this prospectus, references to "3TEC," "the Company," "we," "our," and "us" refer to 3TEC Energy Corporation.

                                  RISK FACTORS

  You should carefully consider the following factors and other information in this prospectus, any prospectus supplement and the documents incorporated or deemed to be incorporated by reference in this prospectus before deciding to invest in shares of the Company's Common Stock.

OIL AND NATURAL GAS PRICES ARE VOLATILE, AND LOW PRICES HAVE IN THE PAST AND COULD IN THE FUTURE HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

  Our revenues, profitability and future growth and the carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce.

  Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. For example, oil and natural gas prices declined significantly in late 1997 and 1998, and increased significantly in 1999 and 2000. The declines had a significant negative impact on our financial results for 1997, 1998 and the first two quarters of 1999, contributing to our losses for those periods, while the increases have had a positive impact since then. Among the factors that can cause volatility are:

 .  the domestic and foreign supply of oil and natural gas;

 . the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

 . political instability or armed conflict in oil or natural gas producing regions;

 .  the use of strategic petroleum reserves held by governments;

 .  the level of consumer product demand;

 .  weather conditions;

 .  the price and availability of alternative fuels;

 .  the price of foreign imports; and

 .  worldwide economic conditions.

  These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas.

WE MAY NOT SUCCESSFULLY INTEGRATE THE OPERATIONS OF THE PROPERTIES WE HAVE ACQUIRED OR MAY ACQUIRE OR ACHIEVE THE BENEFITS WE ARE SEEKING.

  Our success will partially depend upon the integration of the operations and selected personnel relating to the Floyd Oil Properties (hereafter defined), Magellan (hereafter defined), the CWR Properties (hereafter defined) and Classic (hereafter defined). Our management team does not have long-term experience with the combined activities of 3TEC, the Floyd Oil Properties, Magellan, the CWR Properties and Classic. We may not be able to integrate these operations without loss of important employees, loss of revenues, increases in operating or other costs, or other difficulties. In addition, we may not be able to realize the operating efficiencies and other benefits sought from our acquisitions.

WE MAY NOT BE ABLE TO REPLACE PRODUCTION WITH NEW RESERVES THROUGH OUR DRILLING OR ACQUISITION ACTIVITIES.

  In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration activities. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves. However, we cannot assure you that our future acquisition, development and exploration activities will result in additional proved reserves or that we will be able to drill productive wells at acceptable costs.

  Our recent growth is due largely to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors. These factors include recoverable reserves, future oil and natural gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Although the increased availability of properties has caused a decrease in the prices paid for these properties, we cannot assure you that we will be able to acquire properties at acceptable prices because the competition for producing oil and natural gas properties is intense and many of our competitors have financial and other resources which are substantially greater than those available to us.

OUR BANK LENDERS CAN LIMIT OUR BORROWING CAPABILITIES, WHICH MAY MATERIALLY IMPACT OUR OPERATIONS.

  As of October 12, 2001, our long-term bank debt was $86 million. In addition, our lenders set the borrowing base under our credit facility at $155 million, effective July 31, 2001. The borrowing base limitation under our credit facility is redetermined semi-annually. Redeterminations are based upon a number of factors, including commodity prices and reserve levels. The next redetermination date is November 1, 2001. Depending on our debt levels in 2001, upon a redetermination, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments, which could result in a default under the terms of the loan agreement and an acceleration of the loan. We intend to finance our development, acquisition and exploration activities with cash flow from operations, bank borrowings and other financing activities. In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. We may also be able to incur substantial additional indebtedness in the future. If we incur additional debt for these or other purposes, the related risks that we now face could intensify. A higher level of debt also increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. Our level of debt affects our operations in several important ways, including the following:

 . a portion of our cash flow from operations is used to pay interest on borrowings;

 . the covenants contained in the agreements governing our debt limit our ability to borrow additional funds, pay dividends, dispose of assets or issue shares of preferred stock and otherwise may affect our flexibility in planning for, and reacting to, changes in business conditions;

 . a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

 . the level of our debt could impact our ability to develop our proved undeveloped reserves in a timely manner, if at all. Our failure to develop our proved undeveloped reserves would have a negative impact on our future cash flow;

 . a leveraged financial position would make us more vulnerable to economic downturns and could limit our ability to withstand competitive pressures; and

 . any debt that we incur under our credit facility will be at variable rates, which makes us vulnerable to increases in interest rates.

WE HAVE INCURRED LOSSES FROM OPERATIONS IN THE PAST, AND OUR FAILURE TO SUSTAIN PROFITABILITY IN THE FUTURE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

  We incurred net losses of $6.7 million in 1998 and $4.0 million in 1999. Our net income for 2000 was $31.7 million. For the six months ended June 30, 2001, we had reported earnings of $32.8 million. We cannot assure you that we will achieve or sustain profitability in the future. Our failure to achieve or sustain profitability in the future could adversely affect the market price of our common stock.

OUR ABILITY TO FINANCE OUR BUSINESS ACTIVITIES WILL REQUIRE US TO GENERATE SUBSTANTIAL CASH FLOW.

  Our business activities require substantial capital. We have budgeted total capital expenditures for 2001 of approximately $63 million. We intend to finance our capital expenditures in the future through cash flow from operations, the incurring of additional indebtedness and/or the issuance of additional equity securities. We cannot be sure that our business will continue to generate cash flow at or above current levels. Future cash flows and the availability of financing will be subject to a number of variables, such as:

 .  the level of production from existing wells;

 .  prices of oil and natural gas;

 .  our results in locating and producing new reserves; and

 . general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

  If we are unable to generate sufficient cash flow from operations to service our debt, we may have to obtain additional financing. We cannot be sure that any additional financing will be available to us on acceptable terms. Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. The level of our debt financing could also materially affect our operations. See "Our bank lenders can limit our borrowing capabilities, which may materially impact our operations."

  If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development and acquisition plans, replace our reserves or maintain production levels could be greatly limited.

DRILLING WELLS IS SPECULATIVE, OFTEN INVOLVES SIGNIFICANT COSTS AND MAY NOT RESULT IN ADDITIONS TO OUR PRODUCTION OR RESERVES.

  Developing and exploring for oil and natural gas reserves involves a high degree of operating and financial risk. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of an oil or natural gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

WE DO NOT INSURE AGAINST ALL POTENTIAL LOSSES AND COULD BE SERIOUSLY HARMED BY UNEXPECTED LIABILITIES.

  Exploration for and production of oil and natural gas can be hazardous, involving natural disasters and other unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can damage or destroy wells or production facilities, injure or kill people, and damage property and the environment. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of workmen's compensation laws in dealing with their employees. We maintain insurance against many potential losses and liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be prudent. However, our insurance does not protect us against all operational risks.

ESTIMATES OF OIL AND NATURAL GAS RESERVES ARE UNCERTAIN AND INHERENTLY IMPRECISE AND ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES WILL MATERIALLY AFFECT THE QUANTITIES AND PV-10 VALUE OF OUR RESERVES.

  Our annual report on Form 10-KSB for fiscal year 2000 contained estimates of our proved oil and natural gas reserves and the estimated future net revenues from such reserves, as prepared by independent petroleum engineers. These estimates are based upon various assumptions, including assumptions required by the Securities and Exchange Commission (the "SEC") relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

  Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and PV-10 value of reserves set forth in the information incorporated by reference into this registration statement. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used. These variances may be material.

  At December 31, 2000, approximately 22% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assume that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our oil and natural gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

  In addition, you should not construe PV-10 value as the current market value of the estimated oil and natural gas reserves attributable to our properties. We have based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Many factors will affect actual future net cash flow, including:

 .  prices for oil and natural gas;

 .  the amount and timing of actual production;

 .  supply and demand for oil and natural gas;

 .  curtailments or increases in consumption by oil and natural gas purchasers;
   and

 .  changes in governmental regulations or taxation.

  The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flow from proved reserves and, thus, their actual PV-10 value. In addition, the 10% discount factor, which we are required to calculate PV-10 value for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

  Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:

 .  timing and amount of capital expenditures;

 .  the operator's expertise and financial resources;

 .  approval of other participants in drilling wells; and

 .  use of technology.

A SMALL NUMBER OF EXISTING STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR STOCK, WHICH COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES.

  W/E Energy Company L.L.C. ("W/E LLC"), an affiliate of EnCap Investments L.L.C. ("EnCap") and Floyd C. Wilson, our Chairman and Chief Executive Officer, Kaiser-Francis Oil Company, and EnCap and its affiliates collectively owned approximately 29.31% of our outstanding common stock as of October 15, 2001, and would own approximately 37.65% of our then outstanding common stock as of October 15, 2001, if all convertible subordinated notes and related warrants owned by them are converted and exercised. As a result of their significant stock ownership, these entities will have a significant voice in the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions.

COMPETITION IN OUR INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MANY OF OUR COMPETITORS.

  We compete with major integrated oil and natural gas companies and independent oil and natural gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and natural gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS.

  In order to manage our exposure to price risks in the marketing of our oil and natural gas production, we have in the past and may in the future enter into oil and natural gas price hedging arrangements with respect to a portion of our expected production. Our hedging arrangements may include futures contracts on the New York Mercantile Exchange. While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

 .  our production is less than expected;

 . there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement;

 .  the counterparties to our future contracts fail to perform the contracts; or

 .  a sudden, unexpected event materially impacts oil or natural gas prices.

  As of December 31, 2000 and the period ended June 30, 2001, we did not have any open derivative instruments or hedging activities. However, we cannot assure that such instruments or activities will not be put into place in the future.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE.

  Our management changed significantly with W/E LLC's investment in 1999. As of 1999, we had five new directors, a new chief executive officer and a number of other new management and professional personnel. Our operations will be dependent upon retaining this group of key management and technical personnel. Recognizing their importance, we have entered into employment agreements with Floyd C. Wilson and R. A. Walker. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

  Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

 .  require that we acquire permits before commencing drilling;

 . restrict the substances that can be released into the environment in connection with drilling and production activities;

 . limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; or

 . require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells.

  Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for some but not all of the environmental damages for which we could be liable. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or we may be required to cease production from properties in the event of environmental damages.

  These laws and regulations have been changed frequently in the past. In general, these changes have imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly different from those we currently expect. Existing laws and regulations could be changed, and any changes could have an adverse effect on our business.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

  Sales of a substantial number of shares of our common stock in the market may have an adverse affect on the price of our stock. As of October 15, 2001, we had 15,903,992 shares of common stock outstanding. In addition, options and other warrants to purchase approximately 4.7 million shares are outstanding, of which approximately 3 million are currently exercisable. These options and warrants are exercisable at prices ranging from $3.00 to $30.00 per share. We also have preferred stock outstanding which is currently convertible into approximately 882,000 additional shares of common stock. In addition, upon demand, and assuming exercise of the options, warrants and convertible securities, we are obligated under certain registration rights agreements to file registration statements to register for resale up to approximately 5.2 million shares of common stock. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

                             AVAILABLE INFORMATION

  This prospectus constitutes a part of a registration statement on Form S-8 that we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC (http://www.sec.gov). Our Internet World Wide Web site is located at www.3tecenergy.com.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with the SEC. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

 . Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the SEC on April 2, 2001;

 .  Current Report on Form 8-K, filed with the SEC on January 8, 2001;

 .  Current Report on Form 8-K, filed with the SEC on February 13, 2001;

 .  Current Report on Form 8-K/A, filed with the SEC on April 16, 2001;

 .  Current Report on Form 8-K, filed with the SEC on September 24, 2001;

 .  Definitive Proxy Statement on Schedule 14A for the Annual Meeting of the
   Stockholders held on May 15, 2001, filed with the SEC on April 25, 2001;

 . Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

 . Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed with the SEC on August 8, 2001;

 . The description of our capital stock contained in our registration statement on Form 10-SB, filed on April 30, 1993, including any amendment or report filed for the purpose of updating the description, and also as described by the Description of Capital Stock section contained in our registration statement on Form S-2, as filed with the SEC on April 28, 2000 (File No. 333-35914); and

 . All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-14745), as amended, subsequent to the date of this Prospectus and prior to the termination of this offering.

  We will provide to each person to whom a copy of this prospectus has been delivered, upon request, at no cost, a copy of the foregoing documents. Written or telephone requests for such copies should be directed to Stephen W. Herod, Executive Vice President-Corporate Development, 3TEC Energy Corporation, 700 Milam Street, Suite 1100, Houston, Texas 77002, telephone (713) 821-7100.

  You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               ABOUT THE COMPANY

  We are engaged in the acquisition, development, production and exploration of oil and natural gas reserves. Our properties are concentrated in East Texas and the Gulf Coast region, both onshore and in the shallow waters of the Gulf of Mexico. We also own significant properties in the Permian and San Juan basins and in the Mid-Continent region. Our management and technical staff have substantial experience in each of these areas. As of December 31, 2000, on a pro forma basis including our acquisition after December 31, 2000 of Classic Resources Inc. ("Classic"), we had estimated total net proved reserves of 354 Bcfe, of which approximately 81% were natural gas and approximately 74% were classified as proved developed, with an estimated PV-10 value at that date of $1.23 billion.

  In August 1999, we underwent a change of control in a transaction in which W/E LLC invested $21.4 million in cash and oil and natural gas properties in exchange for common stock, warrants and subordinated notes that, at that time, represented approximately 36% of our then outstanding common stock.

  Since our formation in 1992, we have grown principally through several acquisitions of proved properties in the Gulf Coast and Mid-Continent regions. Acquisitions made in 1997 and 1998 significantly increased our reserves and production but were primarily nonoperated properties with high per Mcfe lease operating costs. Following the change in control discussed above, during the fourth quarter of 1999 and the first half of 2000, we closed several transactions that changed our senior management team, capital structure and our property base. In addition, we added several experienced professionals to our technical staff. Because of these recent transactions, our historical results of operations and cash flows will differ materially from, and will not be representative of, our future results.

RECENT DEVELOPMENTS

 . Acquisition of Control by W/E Energy Company L.L.C. In August 1999, W/E LLC, which is owned by affiliates of EnCap and Floyd C. Wilson, purchased a controlling interest in us for approximately $20.5 million in cash and $875,000 in producing properties. As of October 15, 2001, W/E LLC owned approximately 13.76% of our outstanding common stock, or approximately 18.26% assuming the exercise and conversion of all securities purchased by them in August 1999. Concurrently with the investment by W/E LLC, Mr. Wilson was named our Chairman and Chief Executive Officer.

 . Acquisition of Floyd Oil Properties. In November 1999, we completed the acquisition of properties and interests managed by Floyd Oil Company (the "Floyd Oil Properties") for $90.2 million, consisting of $86.8 million in cash and 503,426 shares of our common stock. The majority of these properties are located in Texas and Louisiana and, as of December 31, 1999, had estimated proved reserves of 165.5 Bcfe with an associated PV-10 value at that time of $146.1 million. Additionally, 76% of the acquired reserves are natural gas and 77% are classified as proved developed. We operate approximately 53% of these properties on a PV-10 value basis. Floyd Oil Company is not affiliated with Floyd C. Wilson.

 .  Credit Facility. Concurrently with our acquisition of the Floyd Oil
   Properties, we entered into a new $250 million credit facility (the "Facility") with Bank One, NA, as administrative agent and four other banks. Our borrowing base, which is redetermined semi-annually, was initially set at $95.0 million. In connection with the acquisition of the CWR Properties we amended and restated our credit facility to: (1) extend the maturity date of the Facility to May 31, 2003, (2) add an additional bank, and (3) increase the borrowing base to $125 million. On March 12, 2001, the Company's borrowing base was redetermined and set at $175 million. In addition, two new banks were added to the bank group. As of June 30, 2001, our borrowings under this facility were $89 million. After the most recent redetermination of the credit facility in July 2001, our lenders reduced the borrowing base available under the credit facility to $155 million due to the divestment of certain non-strategic assets by the Company as described below.

 .  Acquisition of Magellan. On February 3, 2000, we completed the acquisition of
   Magellan Exploration LLC ("Magellan") from certain affiliates of EnCap and other third parties for consideration of $18.7 million consisting of (a) 1,085,934 shares of common stock, (b) four year warrants to purchase up to 333,333 shares of common stock at $30.00 per share, (c) 617,009 shares of 5% Series D Convertible Preferred Stock with a redemption value of $24.00 per share and each convertible into one share of common stock and (d) the assignment of a performance based "back-in" working interest of 5% of Magellan's interest in 12 exploration prospects. The acquired properties are located both onshore and in the shallow waters of south Louisiana and consist of 20,243 gross (11,244 net) acres in three prospective areas. As of December 31, 1999, Ryder Scott Company estimated that the net proved reserves of these properties were 25.3 Bcfe with an associated PV-10 value at that date of $39.8 million. These proved reserves are approximately 67% natural gas and 69% are classified as proved undeveloped. In addition to the proved reserves, the Magellan properties contain several exploratory drilling locations that have been identified using 3-D seismic data. In April 2000, we purchased additional interests in certain of these properties from an unrelated party, bringing our total net purchase price for the Magellan properties to approximately $21 million.

 . Acquisition of CWR Properties. On May 31, 2000, we acquired properties operated by C.W. Resources, Inc. (the "CWR Properties") for cash consideration of approximately $52 million. The purchase of the CWR Properties was financed under our existing credit facility, which we amended prior to closing this acquisition. The CWR Properties are located in Upshur and Gregg Counties, Texas, in strategic proximity to our core East Texas properties. The CWR Properties encompass approximately 38,000 gross acres (10,100 net acres). As of December 31, 1999, Ryder Scott Company estimated that the net proved reserves of the CWR Properties were 67.8 Bcfe with an associated PV-10 value at that date of $58.3 million. The CWR Properties produce from the Cotton Valley formation and the reserves are approximately 92% natural gas and 51% are classified as proved developed.

 . Completion of Public Offering. On June 30, 2000, the Company completed a public offering of 7 million shares of the Company's common stock (priced at $9.00 per share), plus an additional 1.05 million shares subject to an option granted to the underwriters to cover overallotments. The net proceeds, approximately $66.6 million, were used primarily to repay a portion of the outstanding debt under the Facility.

 . Acquisition of HGW Properties. In November 2000, 3TEC acquired additional interests in the White Oak and Glenwood fields located in Upshur and Gregg Counties, Texas from H.G. Westerman and other third parties (the "HGW Properties"). Total cash consideration paid was $8.9 million, which we financed under our existing Facility. As of September 1, 2000, 3TEC estimated that the net proved reserves of the HGW Properties were 11.2 Bcfe with estimated net daily production of 1.8 Mmcfe.

 .  Acquisition of Classic Properties. On January 30, 2001, the Company acquired
   100% of the issued and outstanding stock of Classic Resources Inc. ("Classic") for cash consideration of approximately $53.5 million (the "Classic Acquisition") plus other acquisition costs. The purchase price is subject to certain post-closing adjustments customary in transactions of this type. Classic is a privately-held exploration and production company with properties located in East Texas. The Company estimates these properties to have unaudited total net proved reserves of 47 Bcfe and net daily production of approximately 11 Mmcfe, as of January 31, 2001. The Classic Acquisition was financed under the Company's existing Facility.

 . Property Divestments. During the second quarter of 2001, the Company sold non-strategic properties for net cash proceeds of approximately $11.7 million, resulting in a gain of $6.7 million. The Company will attempt to acquire replacement properties in order to defer the tax gain on the sales of these properties in accordance with the Like-Kind Exchange regulations of the Internal Revenue Service. At October 12, 2001 the Company had $18.3 million in like-kind escrow accounts pending the identification and acquisition of the replacement properties. If the Company is not successful in acquiring replacement properties, the funds in escrow will be used to reduce borrowings under the Company's Facility. During July 2001, the Company divested additional non-strategic assets for net cash proceeds of approximately $25.7 million, resulting in an approximate gain of $9.1 million. The Company will attempt to acquire replacement properties in order to defer the tax gain on the sales of these properties in accordance with the Like-Kind Exchange regulations of the Internal Revenue Service. During July 2001, and in conjunction with the property divestments described in this paragraph, the Company's borrowing base under its credit facility was reduced to $155 million.

OUR STRATEGY

  Our business strategy is focused on the following:

 . Pursuit of Strategic Acquisitions. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects. We seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins in which we already own an interest.

 . Further Development of Existing Properties. We intend to further develop our properties that have proved reserves. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, and by drilling in-fill locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits. We intend to enhance the efficiency and quality control of these activities by operating the majority of our properties.

 . Growth Through Exploration. We conduct an active technology-driven exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis of geological and geophysical data and the interpretation of 3-D seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and by selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

 . Rationalization of Property Portfolio. We intend to actively pursue opportunities to reduce and control operating costs of our existing properties and properties we may acquire in the future through the consolidation of overlapping operations, the sale of marginal properties and by increasing the number of fields we operate as a percentage of our total properties.

 . Maintenance of Financial Flexibility. We intend to maintain a substantial unused borrowing capacity under our Facility by periodically refinancing our bank debt in the capital markets when conditions are favorable. We believe our expanded base of internally generated cash flow and other financial resources, including our existing financial partners, provide us with the financial flexibility to pursue additional acquisitions of producing properties and leasehold acreage and to develop our project inventory in an optimal fashion.

OUR EXECUTIVE OFFICES

  Our principal executive offices are located at 700 Milam Street, Suite 1100, in Houston, Texas 77002, and our telephone number is (713) 821-7100. Our website is www.3tecenergy.com.

                           FORWARD-LOOKING STATEMENTS

  This prospectus and the information incorporated by reference contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements appear in a number of places and include statements regarding our plans, beliefs, intentions or current expectations, including those plans, beliefs, intentions and expectations of our officers and directors with respect to, among other things:

 .  budgeted capital expenditures;

 .  increases in oil and natural gas production;

 .  our outlook on oil and natural gas prices;

 .  estimates of our oil and natural gas reserves;

 .  our future financial condition or results of operations; and

 .  our business strategy and other plans and objectives for future operations.

  More specifically, some of the statements contained in this prospectus under "Risk Factors" that relate to our business and the industry in which we operate are forward-looking. Statements or assumptions related to or underlying these forward-looking statements include, without limitation, statements regarding:

 . the quality or value of our properties with regard to, among other things, the existence of reserves in economical quantities;

 . our ability to increase our reserves through exploration and development activities;

 . the number of locations to be drilled and the time frame within which they will be drilled;

 .  future prices of oil and natural gas;

 .  anticipated domestic demand for oil and natural gas; and

 .  the adequacy of our capital resources and liquidity.

  Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders under this reoffer prospectus. See "Selling Stockholders" and "Plan of Distribution" below.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each of the selling stockholders. Assuming that the selling stockholders offer all of their shares of our common stock being registered hereunder, the selling stockholders will not have any beneficial ownership except as otherwise provided in the table. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders named below may resell all, a portion, or none of such shares. There is no assurance that any of the selling stockholders will sell any or all of the common stock that is being registered under this reoffer prospectus. See "Plan of Distribution."

     Participants under the Plans who are deemed to be "affiliates" of the Company who acquire common stock under the Plans may be added to the selling stockholders listed below from time to time by use of a reoffer prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.


                                                                         COMMON
                                                                         SHARES
                                                                      BENEFICIALLY
                                                                          OWNED          COMMON SHARES         COMMON SHARES
                                          POSITION OR                 PRIOR TO THE    REGISTERED BY THIS    BENEFICIALLY OWNED
NAME OF SELLING STOCKHOLDER                 OFFICE                    OFFERING (1)       PROSPECTUS (2)     AFTER THE SALE (3)
----------------------------              -----------                 ------------    ------------------    -------------------
Gary R. Christopher..................   Director                            4,999             35,000                  4,999
Larry L. Helm                           Director                                0             35,000                      0
R.A. Walker..........................   President; Chief Financial        600,000            300,000                600,000
                                        Officer; Director
                 Total...............                                     604,999            370,000                604,999

--------------------
(1) The information set forth in this column does not include any vested or unvested stock options granted to the named individual under the Plans.
(2) Includes all shares which the named individual has the right to acquire under all vested and unvested stock options granted to such individual under the Plans prior to the date of this reoffer prospectus.
(3) The information set forth in this column assumes the selling stockholders will sell all of the shares being offered hereby. None of the selling stockholders owned prior to this offering, or will own following the completion of this offering, more than 1% of our outstanding common stock.

                              PLAN OF DISTRIBUTION

     Each selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale and will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders, for their own accounts, may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of the following: (a) a block trade in which the broker dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers and (e) in privately negotiated transactions.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

                                 LEGAL MATTERS

  No legal counsel is issuing a legal opinion in connection with the registration of these securities.

                                    EXPERTS

  The consolidated financial statements of 3TEC and its subsidiaries as of December 31, 2000 and 1999, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on the financial statements of 3TEC and its subsidiaries issued at future dates, and KPMG LLP consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

  Some of the information incorporated by reference in this registration statement regarding estimates of the estimated quantities of reserves of the underlying properties we own, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company, independent petroleum engineers.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

   Certain legal matters in connection with the common stock offered hereby are being passed upon for us by Hinkle Elkouri Law Firm L.L.C. Wichita, Kansas. David S. Elkouri, a member of the Hinkle Elkouri Law Firm L.L.C., is also the Secretary of the Company.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

   Article EIGHTH of the Company's Certificate of Incorporation provides for indemnification of the Company's directors, officers, employees or agents to the fullest extent permitted under the Delaware General Corporation Law.

   Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit.

   Article NINTH of the Company's Certificate of Incorporation provides for the limitation or elimination of personal liability of its directors to the Company or its stockholders for monetary damages for breach of duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

   These provisions in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders.

   These provisions in our Certificate of Incorporation do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws for violations thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

   The following documents filed by the Company with the SEC are incorporated by reference in this Registration Statement:

 . Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the SEC on April 2, 2001;

 .  Current Report on Form 8-K, filed with the SEC on January 8, 2001;

 .  Current Report on Form 8-K, filed with the SEC on February 13, 2001;

 .  Current Report on Form 8-K/A, filed with the SEC on April 16, 2001;

 .  Current Report on Form 8-K, filed with the SEC on September 24, 2001;

 .  Definitive Proxy Statement on Schedule 14A for the Annual Meeting of the
   Stockholders held on May 15, 2001, filed with the SEC on April 25, 2001;

 . Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

 . Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed with the SEC on August 8, 2001;

 . The description of our capital stock contained in our registration statement on Form 10-SB, filed on April 30, 1993, including any amendment or report filed for the purpose of updating the description, and also as described by the Description of Capital Stock section contained in our registration statement on Form S-2, as filed with the SEC on April 28, 2000 (File No. 333-35914); and

All reports and other documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-14745), as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters in connection with the common stock offered hereby are being passed upon for us by Hinkle Elkouri Law Firm L.L.C. Wichita, Kansas. David S. Elkouri, a member of the Hinkle Elkouri Law Firm L.L.C., is also the Secretary of the Company.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article EIGHTH of the Company's Certificate of Incorporation provides for indemnification of the Company's directors, officers, employees or agents to the fullest extent permitted under the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit.

     Article NINTH of the Company's Certificate of Incorporation provides for the limitation or elimination of personal liability of its directors to the Company or its stockholders for monetary damages for breach of duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

     These provisions in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders.

     These provisions in our Certificate of Incorporation do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws for violations thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The Registrant granted options totaling 370,000 shares of common stock to the Selling Stockholders pursuant to the 3TEC Energy Corporation 2001 Stock Option Plan and the 3TEC Energy Corporation 2000 Non-Employee Directors' Stock Option Plan. These issuances were exempt from registration under Section 4(2) of the Securities Act.

ITEM 8.  EXHIBITS.

Exhibits:  The following documents are filed as exhibits to this report:

     4.1 Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Exhibit 3.1 of Form 8-K/A filed December 16, 1999)

     4.2 Certificate of Amendment to the Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Form 3.3 10-KSB filed March 30, 2000)

     4.3 Certificate of Amendment to the Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Form 3.5 10-QSB filed August 8, 2001)

     4.4 Bylaws of the Company (Incorporated by reference to Exhibit C of the Company's definitive proxy statement filed October 25, 1999)

     4.5   Amendment No. 1 to Bylaws of the Company**

     4.6 Amendment No. 2 to Bylaws of the Company (Incorporated by reference to Form 3.6 10-QSB filed August 8, 2001)

     5.1   Opinion of Hinkle Elkouri Law Firm L.L.C.**

    23.1   Consent of KPMG LLP, independent certified public accountants**

    23.2   Consent of Ryder Scott Company, independent petroleum engineers**

    24.1   Powers of Attorney (included on signature page hereto)

    99.1   3TEC Energy Corporation 2001 Stock Option Plan**

    99.2   3TEC Energy Corporation 2000 Non-Employee Directors' Stock Option
           Plan**
-----------
** Filed herewith.

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 26 day of October, 2001.

                               3TEC ENERGY CORPORATION


                               By: /s/ Floyd C. Wilson
                                  ----------------------------
                                  Floyd C. Wilson,
                                  Chairman of the Board and
                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Floyd C. Wilson his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Title                        Date
         ---------                      -----                        ----

   /s/ Floyd C. Wilson          Chairman of the Board and     October 26, 2001
---------------------------     Chief Executive Officer
      Floyd C. Wilson

   /s/ R. A. Walker             President, Chief Financial    October 26, 2001
---------------------------     Officer and Director
      R. A. Walker

 /s/ Stephen W. Herod           Executive Vice President -    October 26, 2001
---------------------------     Corporate Development
    Stephen W. Herod            and Director


 /s/  Shane M. Bayless          Vice President, Controller    October 26, 2001
---------------------------     and Treasurer
     Shane M. Bayless

 /s/  David B. Miller           Director                      October 26, 2001
---------------------------
     David B. Miller

 /s/  D. Martin Phillips        Director                      October 26, 2001
---------------------------
     D. Martin Phillips

 /s/  Gary R. Christopher       Director                      October 26, 2001
---------------------------
     Gary R. Christopher

 /s/  Larry L. Helm             Director                      October 26, 2001
---------------------------
      Larry L. Helm

                               INDEX TO EXHIBITS

The following documents are filed as exhibits to this report:

     4.1 Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Exhibit 3.1 of Form 8-K/A filed December 16, 1999)

     4.2 Certificate of Amendment to the Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Form 3.3 10-KSB filed March 30, 2000)

     4.3 Certificate of Amendment to the Certificate of Incorporation of 3TEC Energy Corporation (Incorporated by reference to Form 3.5 10-QSB filed August 8, 2001)

     4.4 Bylaws of the Company (Incorporated by reference to Exhibit C of the Company's definitive proxy statement filed October 25, 1999)

     4.5   Amendment No. 1 to Bylaws of the Company**

     4.6 Amendment No. 2 to Bylaws of the Company (Incorporated by reference to Form 3.6 10-QSB filed August 8, 2001)

     5.1   Opinion of Hinkle Elkouri Law Firm L.L.C.**

    23.1   Consent of KPMG LLP, independent certified public accountants**

    23.2   Consent of Ryder Scott Company, independent petroleum engineers**

    24.1   Powers of Attorney (included on signature page hereto)

    99.1   3TEC Energy Corporation 2001 Stock Option Plan**

    99.2   3TEC Energy Corporation 2000 Non-Employee Directors' Stock Option
           Plan**
-------------
** Filed herewith.